SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

Meridian Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2016

Dear Fellow Stockholder:

You are cordially invited to attend the 2016 annual meeting of stockholders of Meridian Bancorp, Inc. The meeting will be held at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts on May 18, 2016 at 11:00 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Officers of the Company, as well as a representative of Wolf & Company, P.C., the Company’s independent registered public accounting firm, are expected to be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Richard J. Gavegnano
Chairman of the Board, President and Chief Executive Officer

67 Prospect Street

Peabody, Massachusetts 01960

(617) 567-1500

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	11:00 a.m. on May 18, 2016

PLACE	Peabody Office of East Boston Savings Bank

67 Prospect Street

Peabody, Massachusetts 01960

ITEMS OF BUSINESS	(1)	To elect four directors to serve for a term of three years.

(2)	To ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for fiscal year 2016.

(3)	To consider a non-binding proposal to approve our executive compensation as described in the proxy statement.

(4)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on March 31, 2016.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Edward J. Merritt

Corporate Secretary

April 18, 2016

Meridian Bancorp, Inc.

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Meridian Bancorp, Inc. (the “Company” or “Meridian Bancorp”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for East Boston Savings Bank (the “Bank”). The annual meeting will be held at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts on Wednesday, May 18, 2016 at 11:00 a.m., local time. This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about April 18, 2016.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on March 31, 2016. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote.

As of the close of business on March 31, 2016, there were 53,895,870 shares of Company common stock outstanding for voting purposes. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that, subject to certain exceptions, record owners of the Company’s common stock that is beneficially owned by a person who beneficially owns in excess of 10% of the Company’s outstanding shares, are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

If you were a stockholder as of the close of business on March 31, 2016, you may attend the meeting. However, if your shares of Company common stock are held by a broker or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker or other nominee who holds your shares.

Quorum and Vote Required

A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of Wolf & Company, P.C., as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.

In voting on the non-binding proposal to approve our executive compensation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you:

●	vote for each of the nominees for director;

●	vote for ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm; and

●	vote for the approval of our executive compensation as described in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker or other nominee that you must follow to have your shares voted. Your broker or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker or other nominee that accompanies this proxy statement.

Participants in the ESOP and 401(k) Plan

If you participate in the East Boston Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Meridian Bancorp common stock through the East Boston Savings Bank 401(k) Plan (the “401(k) Plan”), you will receive vote authorization form(s) that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee will vote all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Company common stock held by the ESOP and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Although not required by the terms of the 401(k) Plan, East Boston Savings Bank is providing a participant the opportunity to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the Meridian Bancorp, Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted at the discretion of the 401(k) plan trustee. The deadline for returning your voting instructions is May 13, 2016.

If you have any questions about voting under the 401(k) Plan or ESOP, please contact Eric Heath at (978) 977-2820.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “Investor Relations—Corporate Governance” section of the Company’s website, www.ebsb.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on the Company’s website.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During 2015, the Board of Directors of Meridian Bancorp held 14 meetings (not including committee meetings), and two additional meetings of our non-employee independent directors. No director attended fewer than 75% of the total meetings of the Company’s and the Bank’s respective Board of Directors and the committees on which such director served (held during the period for which the director has served as a director or committee member, as appropriate).

Committees of the Board of Directors

The following table identifies our Audit, Compensation and Nominating/Corporate Governance committees and their members. All members of each committee are independent in accordance with the listing rules of the Nasdaq Stock Market, Inc. The Company also maintains an Executive Committee as a standing committee. The charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are available in the “About Us—Investor Relations—Corporate Governance” section of the Company’s website, www.ebsb.com.

Director	Audit Committee		Compensation Committee		Nominating/ Corporate Governance Committee

Marilyn A. Censullo	X	*	X
Anna R. DiMaria			X		X
Richard F. Fernandez					X
Domenic A. Gambardella			X	*	X	*
Carl A. LaGreca	X
Edward L. Lynch					X
Gregory F. Natalucci	X				X

Number of Committee Meetings in 2015	14		7		1

*	Denotes Chairperson

Audit Committee. Pursuant to Meridian Bancorp’s Audit Committee Charter, the Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. In addition to meeting the independence requirements of the Nasdaq Stock Market, Inc., each member of the Audit Committee meets the audit committee independence requirements of the Securities and Exchange Commission. The Board of Directors has determined that each of Marilyn A. Censullo and Carl A. LaGreca qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”

Compensation Committee. Pursuant to Meridian Bancorp’s Compensation Committee Charter, the Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. The Compensation Committee reviews corporate goals and objectives relevant to our Chief Executive Officer compensation, evaluates our Chief Executive Officer’s performance in light of those goals and objectives, and approves our Chief Executive Officer’s compensation level based on this evaluation. Our Chief Executive Officer makes recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and determines the compensation for subordinates of executive officers. In making his recommendations, the Chief Executive Officer considers the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer does not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers’ compensation including base salary, annual incentive, long-term incentives and other perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report.”

Nominating/Corporate Governance Committee. Pursuant to the Meridian Bancorp’s Nominating/Corporate Governance Committee Charter, the Company’s Nominating/Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. The Nominating/Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating/Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating/Corporate Governance Committee Procedures.”

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with such areas. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating/Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks. The Board of Directors annually reviews our conflict of interest policy to ensure all directors are in compliance with the policy.

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. All of our then-existing directors attended the 2015 Annual Meeting of Stockholders.

Board Leadership Structure

The Board of Directors currently combines the position of Chairman of the Board with the position of Chief Executive Officer, coupled with a lead independent director to further strengthen the governance structure. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board of Directors and alignment on corporate strategy. To further strengthen the leadership of the Board of Directors, the Board selects a lead independent director on an annual basis, currently Richard F. Fernandez. The responsibilities of the lead independent director include leading all meetings of non-management Directors. The Board of Directors believes its leadership structure and corporate governance practices enhance the administration of its risk oversight function. To assure effective independent oversight, the Board has adopted a number of governance practices, including holding executive sessions of the independent directors at least twice a year or more often as needed. In addition, the Compensation Committee, which consists only of independent directors, evaluates the performance of our Chairman of the Board and Chief Executive Officer and presents its findings to our independent directors.

Stock Ownership

The following table provides information as of March 31, 2016, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 53,895,870 shares of Company common stock outstanding for voting purposes as of as of March 31, 2016.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding

FMR, LLC (1) 245 Summer Street Boston, Massachusetts 02210	4,949,955	9.18%

T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, Maryland 21202	3,699,670	6.86%

East Boston Savings Bank Employee Stock Ownership Plan Trust 2321 Kochs Lane Quincy, Illinois 62305	3,562,998	6.61%

(1)	Amount of shares owned and reported on the most recent Schedule 13G filings with the Securities and Exchange Commission, reporting ownership as of December 31, 2015.

The following table provides information as of March 31, 2016 about the shares of Meridian Bancorp common stock that may be considered to be beneficially owned by each director, named executive officer and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power, or which he or she has the right to acquire beneficial ownership at any time within 60 days after March 31, 2016. Unless otherwise indicated, none of the shares listed are pledged as collateral for a loan, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 53,895,870 shares of Company common stock outstanding for voting purposes as of as of March 31, 2016.

Name	Number of Shares Owned		Percent of Common Stock Outstanding
Directors
Marilyn A. Censullo	100,354	(1)	*
Anna R. DiMaria	105,742	(2)	*
Richard F. Fernandez	164,635	(3)	*
Domenic A. Gambardella	157,465	(4)	*
Richard J. Gavegnano	1,194,994	(5)	2.2%
Thomas J. Gunning	34,688	(6)	*
Carl A. LaGreca	74,403	(7)	*
Edward L. Lynch	117,983	(8)	*
Edward J. Merritt	78,528	(9)	*
Gregory F. Natalucci	87,437	(10)	*
James G. Sartori	155,873	(11)	*

Executive Officers Who Are Not Also Directors
Mark L. Abbate	117,205	(12)	*
John Migliozzi	127,904	(13)	*
Frank P. Romano	169,816	(14)	*
John A. Carroll	44,489	(15)	*

All directors and executives as a group (15 persons)	2,731,516		5.1%

*	Less than 1%.
(1)	Includes 15,803 restricted shares, 2,448 shares held in an IRA and 49,471 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(2)	Includes 15,068 restricted shares, 10,000 shares held in an IRA and 51,137 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(3)	Includes 17,272 restricted shares, 52,793 shares held in an IRA, 14,121 shares held in spouse’s IRA and 53,340 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(4)	Includes 17,272 restricted shares and 87,566 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(5)	Includes 155,141 restricted shares, 12,372 shares held in the East Boston Savings Bank ESOP, 7,488 shares held in East Boston Savings Bank 401(k) plan, 25,000 shares held in an IRA, 32,500 shares pledged as collateral and 621,118 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(6)	Includes 15,068 restricted shares and 7,065 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(7)	Includes 15,803 restricted shares, 4,448 shares held in an UTMA and 1,435 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(8)	Includes 15,068 restricted shares and 43,792 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(9)	Includes 15,068 restricted shares, 5,766 shares held in East Boston Savings Bank ESOP, 13,320 shares held in East Boston Savings Bank 401(k) plan, 22,119 shares held in an IRA and 14,311 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(10)	Includes 15,803 restricted shares, 979 shares held in an IRA and 51,871 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(11)	Includes 17,272 restricted shares, 28,007 held in an IRA, 6,700 shares held in spouse’s IRA and 90,066 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(12)	Includes 15,068 restricted shares, 7,601 shares held in East Boston Savings Bank ESOP, 31,550 shares held in East Boston Savings Bank 401(k) plan and 29,916 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(13)	Includes 16,537 restricted shares, 11,980 shares held in East Boston Savings Bank ESOP, 12,081 shares held in East Boston Savings Bank 401(k) plan, 11,874 shares held in an IRA and 51,037 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(14)	Includes 17,516 restricted shares, 4,359 shares held in East Boston Savings Bank ESOP, 2,708 shares held in East Boston Savings Bank 401(k) plan, 107,203 shares held in an IRA, 5,200 shares held in spouse’s IRA and 21,656 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(15)	Includes 15,313 restricted shares, 3,463 shares held in East Boston Savings Bank ESOP, 2,227 shares held in East Boston Savings Bank 401(k) plan, 14,896 shares held in an IRA and 6,230 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

Proposal 1—Election of Directors

The Board of Directors of Meridian Bancorp is presently composed of 11 members. The Board is divided into three classes, each with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election this year are Anna R. DiMaria, Richard F. Fernandez , Domenic A. Gambardella and Thomas J. Gunning, all of whom are current directors of the Company.

All of our directors except for Messrs. Gavegnano and Merritt are independent under the current listing standards of the Nasdaq Stock Market, Inc. Messrs. Gavegnano and Merritt are not independent because they are executive officers of Meridian Bancorp and East Boston Savings Bank. Mr. Lynch was not independent during 2015 because of the legal fees previously paid to him or received by him, directly or indirectly, from East Boston Savings Bank. For 2015, such fees totaled $9,290 for Mr. Lynch. In determining the independence of our other directors, the Board of Directors considered loans to directors and members of their affiliates, and legal fees of $2,955 paid to, or received by, directly or indirectly, Ms. DiMaria, which transactions were not required to be disclosed individually under “—Transactions with Certain Related Persons.” Beginning January 1, 2016, Mr. Lynch and Ms. DiMaria will no longer be receiving legal fees, directly or indirectly, from East Boston Savings Bank.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each biography is as of December 31, 2015.

All of the nominees and directors continuing in office are long time residents of the communities served by the Company and its subsidiaries and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in the Company’s market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. Additionally, as residents of such communities, each nominee and continuing director has direct knowledge of the trends and developments occurring in such communities. As a community banking institution, the Company believes that the local knowledge and experience of its directors assists the Company in assessing the credit and banking needs of its customers, developing products and services to better serve its customers and in assessing the risks inherent in its lending operations. As local residents, our nominees and directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists the Company in structuring its marketing efforts and community outreach programs.

Nominees for Election of Directors

The nominees standing for election are:

Anna R. DiMaria has been an Attorney at Law with the Law Offices of Michael A. D’Avolio for over 20 years. Ms. DiMaria’s background as an attorney provides the Board of Directors with a unique perspective in addressing the legal requirements of the Company and its subsidiaries. Her professional experience also provides the Company with expertise in the areas of real estate and estate law. Age 70. Director since 2006.

Richard F. Fernandez has been Chief Financial Officer at Stoughton Recycling Technologies, LLC since 2010 and has been a merger and acquisition/banking consultant since 2006. Mr. Fernandez was a Commercial Lending Regional Manager for Sovereign Bank from 2000 to 2006. Mr. Fernandez has 40 years commercial lending experience at several institutions, including Sovereign Bank, US Trust Company, and Shawmut Bank. Mr. Fernandez’s extensive knowledge in mergers and acquisitions is valuable in assisting the Board of Directors with evaluating strategic planning initiatives and growth opportunities, which from to time are important strategies for the Company. Age 73. Director since 2008.

Domenic A. Gambardella is the former owner and President of Meridian Insurance Agency Inc., an insurance agency, and was the owner of a financial services firm focused on small businesses. Mr. Gambardella’s experience as President of an insurance agency gives him unique insights into the Company’s challenges, opportunities and operations in the insurance products field and generally in the area of wealth management and non-depository products that are offered by the Company and its subsidiaries. Age 70. Director since 1995.

Thomas J. Gunning is Executive Director of Building Trades Employers Association, a multi-trade organization that represents over 250 contractors affiliated with 11 different building trade unions. Mr. Gunning’s experience in legislative matters, labor relations and contract negotiations brings the Board of Directors the perspective of someone who is familiar with all facets of labor matters. Mr. Gunning served as a director of Mt. Washington Co-operative Bank since 2008 and became a director of the Company as result of the Bank’s acquisition of Mt. Washington Co-operative Bank in January 2010. Age 62. Director since 2010.

Directors Continuing in Office

The following directors have terms ending in 2017:

Edward J. Merritt serves as Executive Vice President, Business Development and Community Reinvestment, and became a Board member as a result of the Bank’s acquisition of Mt. Washington Co-operative Bank. Mr. Merritt was also appointed Corporate Secretary in 2016. Previously, Mr. Merritt served as the President and Chief Executive Officer and a director of Mt. Washington Cooperative Bank for over 11 years. Mr. Merritt’s long-term experience with managing the day-to-day operations of a community banking institution operating in a community in which the Company previously had limited market penetration also provides the Board with additional perspective with respect to such market area and assists the Board in recognizing and assessing growth opportunities in the market area in which Mt. Washington Cooperative Bank operated. Age 56. Director since 2010.

James G. Sartori retired as Treasurer of Bandwagon, Inc., an importer and distributor company, in 2011. Mr. Sartori’s experience as Treasurer for over 37 years provides the Board with the perspective of someone experienced in financial and accounting issues. Age 72. Director since 2001.

Carl A. LaGreca is a Certified Public Accountant. He is the President of Forman, Itzkowitz, Berenson & LaGreca, PC, an accounting firm in Waltham, Massachusetts, where he has been employed for 30 years. Mr. LaGreca has significant expertise and background with regard to accounting matters, the application of generally accepted accounting principles and matters of business finance and business transactions. Mr. LaGreca’s professional and business experience provides the Board with valuable insight into the accounting and public reporting issues faced by the Company and in assessing strategic transactions involving the Company. Age 69. Director since 2009.

The following directors have terms ending in 2018:

Marilyn A. Censullo, a Certified Public Accountant, has been a partner in the accounting firm of Naffah & Company, P.C. since 2000, and has over 30 years of experience as an accountant. Ms. Censullo has significant experience with the application of generally accepted accounting principles and matters of business finance and business transactions. Ms. Censullo’s professional and business experience provides the Board with valuable insight into the accounting and public reporting issues faced by the Company and in assessing strategic transactions involving the Company. Age 58. Director since 2007.

Richard J. Gavegnano was in the investment business for 37 years with national New York Stock Exchange member firms, and retired in 2006 ending his career as a Vice President with A.G. Edwards & Sons, Inc. He has been associated with East Boston Savings Bank for 40 years serving as corporator, trustee and director. Mr. Gavegnano has served as Chairman of the Board of East Boston Savings Bank and the Company since 2003 and 2006, respectively. In 2007, Mr. Gavegnano was appointed Chief Executive Officer of the Company and Investor Relations Officer of the Company, and in 2014 was appointed President of East Boston Savings Bank and the Company. Mr. Gavegnano serves on the Federal Reserve Bank of Boston’s Community Depository Institutions Advisory Council. Mr. Gavegnano has experience in business development, commercial real estate and investments. Mr. Gavegnano’s positions as Chairman of the Board and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board, and alignment on corporate strategy. Age 68. Director since 1995.

Edward L. Lynch has been an Attorney at Law, Sole Practitioner, for the past 40 years specializing in real estate closings. His experience as a lawyer assists the Board in analyzing and addressing the legal requirements of the Company and its subsidiaries, including any litigation matters. Age 74. Director since 2001.

Gregory F. Natalucci is a former auditor with CNA Financial Corporation, a commercial and property-casualty insurer. Mr. Natalucci practiced in this field for over 35 years. In connection with his position with CNA Financial he gained extensive knowledge of audit practices and of the insurance industry. Mr. Natalucci’s experience provides the Board with experience when assessing the Company’s accounting and internal audit practices and with respect to its insurance needs in general. Age 70. Director since 2002.

Proposal 2—Ratification of Independent Registered

Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to be the Company’s independent registered public accounting firm for the 2016 fiscal year, subject to ratification by stockholders. A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees paid by the Company for the fiscal years ended December 31, 2015 and 2014 to Wolf & Company, P.C.

	2015	2014
Audit fees	$365,000	$453,500
Audit-related fees	$35,850	$34,900
Tax fees	$31,500	$34,500
All other fees	$20,000	$20,000

Audit fees pertain to the audit of the Company’s annual consolidated financial statements, quarterly review fees, and the audit of internal controls over financial reporting. In 2014, audit fees included $93,500 related to the Company’s Form S-1 registration statement filing and related amendments for the mutual-to-stock conversion. Audit-related fees pertain to the audits of the Company’s 401(k) Plan and employee stock ownership plan. Tax fees pertain to tax return preparation and other tax matters. All other fees pertain to services related to information technology.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval can be given either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

During the years ended December 31, 2015 and 2014, 100% of audit and other services provided by Wolf & Company, P.C. were approved, in advance, by the Audit Committee.

Proposal 3—Advisory (Non-Binding) Vote on

Executive Compensation

Stockholders are being given the opportunity to vote on an advisory (non-binding) “say-on-pay” resolution at the Annual Meeting to approve the compensation of our “Named Executive Officers,” as described in this proxy statement under “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “For” the proposal.

Specifically, stockholders are being asked to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution. The Board of Directors recommends that you vote “FOR” the resolution set forth in Proposal 3.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, issuing an opinion on the conformity of those financial statements with generally accepted accounting principles, and issuing a report on internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the consolidated financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for consolidated financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s consolidated financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of Wolf & Company, P.C. as the Company’s independent registered public accounting firm, for the fiscal year ending December 31, 2016.

Audit Committee of the Board of Directors of

Meridian Bancorp, Inc.

Marilyn A. Censullo, Chair

Carl A. LaGreca

Gregory F. Natalucci

Information about Executive Officers

The following provides information regarding our executive officers as of December 31, 2015, who are not directors of the Company.

Mark L. Abbate, Executive Vice President, Treasurer and Chief Financial Officer of Meridian Bancorp, Inc. and East Boston Savings Bank, joined us in January 2010. From July 2009 to December 2009, Mr. Abbate served as Chief Financial Officer of Home Loan Investment Bank, FSB, Warwick, Rhode Island. From December 2007 through July 2009, Mr. Abbate was Executive Vice President and Chief Financial Officer of Service Bancorp, Inc. and Strata Bank of Franklin, Massachusetts. From March 2006 through December 2007, Mr. Abbate was a consultant based in Boston providing project consulting leadership to financial institutions in need of finance, accounting and risk management support. Age 60.

John Migliozzi, Executive Vice President, Real Estate Lending of East Boston Savings Bank, joined us in 1998. Mr. Migliozzi began his career with us as a Commercial Lender. Age 58.

John A. Carroll, Executive Vice President, who was appointed Chief Operating Officer of Meridian Bancorp, Inc. and East Boston Savings Bank in March 2014, joined us in 2012. Mr. Carroll previously served as our Chief Information Officer. Previously, Mr. Carroll served as Senior Vice President, Operations & Technology for nearly eight years at DanversBank prior to its acquisition by People’s United Bank. Age 49.

Frank P. Romano, Executive Vice President, Corporate Banking of East Boston Savings Bank, joined us in 2011. From 2003 to 2011, he served at the former DanversBank as Senior Vice President, Group Head of Corporate Banking; prior to that, from 1999, he served at Warren Bank as Senior Vice President, Head of Middle Market Lending. Mr. Romano had similar roles at Eastern Bank and The Bank for Savings since 1983. Age 61.

Executive Compensation

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding our Named Executive Officers (NEOs) as of December 31, 2015:

●	Richard J. Gavegnano, Chairman of the Board, President and Chief Executive Officer

●	Edward J. Merritt, Executive Vice President, Business Development and Community Reinvestment

●	Mark L. Abbate, Executive Vice President, Treasurer and Chief Financial Officer

●	John Migliozzi, Executive Vice President, Real Estate Lending

●	Frank P. Romano, Executive Vice President, Corporate Banking

Executive Summary

The Company is the holding company for East Boston Savings Bank, a high-performing stock savings bank serving the greater Boston metropolitan market. On July 29, 2014 we completed our “second-step” stock offering and our transition to a fully public company.

In September, our stockholders approved our 2015 Equity Incentive Plan (“2015 EIP”) which will enable us to continue to provide stock based compensation to our executives, employees and directors. This component of compensation allows us to provide rewards aligned with the returns to our stockholders.

We continued our high performance through 2015. Highlights of our accomplishments include:

●	Core pre-tax net income (excluding gains on sales of securities) increased 25% to $34.1 million

●	Increased net income to $24.6 million and earnings per share (EPS) of $0.46 (compared to $22.3 million and $0.42 EPS for 2014)

●	Loan portfolio growth of $401.3 million, or 15%, on commercial loan originations of $1.2 billion

●	Net interest margin on a tax equivalent basis expanded 12 basis points to 3.31%

●	Cost of funds declined five basis points to 0.75%

●	Efficiency ratio improved to 64.05% (compared to 68.84% for 2014)

●	Initiated a 5% stock repurchase program

●	Commenced quarterly dividends of $0.03 per share in September 2015

●	Expanded our franchise by opening new branches in Dorchester and Brookline

These positive results have enabled us to continue to deliver sustained strong returns to our stockholders. Over the three year period (2013 to 2015), the Company’s compound annual growth rate has ranked well above the SNL US Thrift Index.

Our compensation program continues to transition and evolve with our new fully public company status. Following our initial minority stock offering in 2008, our stockholders approved and we granted stock from our 2008 Equity Incentive Plan (“2008 EIP”). Consistent with regulatory guidelines, those awards were granted with an initial “conversion” grant that aligned our executives, employees and directors with our new stockholders. Most of the shares and vesting from that plan ended in 2014. The 2015 EIP coincides with our second-step conversion to a fully public company and enables us to continue to have an equity component in our compensation program. Both equity plans and award allocations were developed in line with regulatory guidelines of the Office of Thrift Supervision (“OTS”) for the 2008 grants and the Office of the Comptroller of Currency (“OCC”) for the 2015 grants. Mutual conversion stock plans and grant practices are unique in their structure and vesting which utilizes a mix of stock options and restricted stock as the equity instruments. For the 2015 grants, the Company relied on the regulations, consideration of practices of other financial institutions that had recently completed second-step conversions, and our historical practice in 2008 as a reference for developing its equity grant strategy for 2015. Our executive compensation program consists of four components (base salary, annual cash incentive, equity grants and benefits) that work together to enable us to attract, retain, motivate and reward our employees and executives with a competitive performance-based program that rewards long term performance and stockholder value. Our total compensation program is designed to:

●	Reward achievements to specific strategic goals and to encourage performance

●	Align our interests with our stockholders

●	Provide a balanced, and risk-appropriate compensation program

●	Provide a competitive pay program that attracts and retains our talent

We will continue to monitor and evolve our compensation program as we transition from our mutual ownership structure to public company. We look forward to reinforcing our strong pay for performance focus and team culture. Our compensation programs, including stock, is part of all employees’ compensation, a culture we believe has led to our sustained, strong performance over many years.

2015 Say on Pay Results

At the Company’s 2015 Annual Meeting, stockholders cast an advisory vote regarding the Company’s executive compensation (“Say on Pay” proposal). Approximately ninety five percent (94.6%) of the votes cast on the Say on Pay proposal were voted in favor of the Company’s executive compensation program. Our Board of Directors and Compensation Committee appreciate the support of our stockholders and continue to take an informed and responsible approach to executive compensation that is performance based and aligned with our stockholder interests. We have considered the most recent say-on-pay advisory vote in determining compensation policies and decisions. In light of strong support, the Compensation Committee concluded that no revisions were necessary to our executive officer compensation program at this time, but will continue to monitor and review our practices in light of changing needs and stockholder perspectives.

Our Executive Compensation Philosophy.

Our compensation philosophy starts from the premise that the success of the Company depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to provide our executive and management team with incentives tied to the successful implementation of our corporate objectives. We also recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to be competitive with our peers as we seek to attract and retain key personnel.

As a relatively new public company, we expect our mix of base salary, bonus and long-term equity compensation will evolve to be more focused on performance-based components with a greater ongoing focus on equity, depending upon the role of the individual officer in the organization.

We base our executive compensation decisions on four basic principles:

●

Meeting the Demands of the Market—Our goal is to target our pay opportunities to be in line with other community banks in our market. We strive to position the bank as a preferred employer among our peers who provide similar financial services in the regional market. Providing competitive compensation package has helped us attract and retain the talent we need to continue to be successful.

●

Aligning with Stockholders—We believe equity-based compensation is a key component of our total compensation mix. Providing a component of pay in stock-based rewards helps to reinforce a culture of ownership among our executives and employees, and to align their individual financial interests with the interests of our stockholders. Long- term incentives such as the 2015 EIP and the Employee Stock Ownership Plan (the “ESOP”) are important in aligning all of our interests with those of our stockholders.

●

Driving Performance—We structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line and stockholders. Base pay rates are subject to annual merit increases that result from performance evaluations. Our annual cash bonus plan (the “Incentive Compensation Plan”) focuses rewards on current year individual and bank performance. Our 2015 EIP provides equity based compensation through stock options and restricted stock that was developed in line with bank regulatory guidelines and support our ownership and stockholder alignment objectives.

●

Reflecting our Business Philosophy—Our approach to compensation reflects our business goals, values and the way we do business in the communities we serve. Compensation rates need to be valued by the market and prudent for the organization’s strategic well-being. Base pay and the incentive compensation plan are meant to place a recognizable fair value on our performance in our roles. Long-term incentives, such as the EIP, help retain our top performers and represent our longer-term goals to drive stockholder value.

2015 Compensation Program and Pay Decisions

The executive compensation program has three key elements of total direct compensation: base salary, annual incentives and long-term incentives, such as stock option and restricted stock awards. Below we summarize our programs and the resulting pay decisions approved by our Compensation Committee for 2015.

Base Compensation. The salaries of our executive and other officers are reviewed annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at peer banks. To further that goal, we obtain benchmark data from a variety of independent survey sources. Our primary sources are the “Pearl Meyer & Partners Banking Compensation Survey” conducted in conjunction with the Massachusetts Bankers Association and the McLagan Regional & Community Banks Compensation Survey. For both surveys, we used the asset size scope that included our Company’s asset size as our reference for comparing base salaries, determining projected pay raise budgets, guiding our adjustments to pay grades and providing reference to confirm our short-term incentive targets.

We utilize a salary structure approach for all employees, from teller to Chief Executive Officer. The midpoints of our pay grades are compared to salary data and individual salaries are reviewed with the comparable surveyed position. Ultimately, any individual’s rate of pay is determined with these criteria in mind, as well as performance evaluations and the individual’s contribution in their role.

In determining 2015 base salaries for the NEOs, the Compensation Committee reviewed salaries of similar executive roles using the surveys data indicated above. Using this data, the Committee determined equitable pay scales within which annual merit increases would be made. The Committee then determined the merit increases based on written analyses of the accomplishments and attainment of goals for each executive during the preceding year. The Compensation Committee approved annual base salaries of $675,000 for Mr. Gavegnano, $323,636 for Mr. Merritt, $252,500 for Mr. Abbate, $264,500 for Mr. Migliozzi and $242,500 for Mr. Romano for 2015.

Annual Cash Bonuses under our Incentive Compensation Plan. The objective of our Incentive Compensation Plan is to motivate and reward all eligible employees, including our NEOs for achieving specific company and individual goals that support our strategic plan. While we set specific goals, weights and ratings, these are to serve as a reference for the Compensation Committee when making awards under the plan. All bonus payments under this plan are determined at the discretion of the Compensation Committee and no participant has a right to a bonus under this plan unless authorized by the Compensation Committee. Rewards under this plan represent compensation that must be earned each year based on performance relative to company and individual standards.

For 2015, the Compensation Committee determined the bonus amounts by reviewing the Company’s loan growth, deposit growth, cost of funds, net operating income and efficiency ratio, as well as the individual contributions of our NEOs to our success. These metrics were determined by the Committee to serve as a balanced perspective of our performance and ability to drive our strategic goals.

The amounts of the bonuses paid in 2016 for the year 2015 under this plan are included in the Summary Compensation Table in the column labeled “Bonus.” For 2015, the amount of the incentive cash bonus payable to a NEO could range from 0% to 50% of the CEO’s salary and 0% - 40% of a NEO’s salary.

The total bonus pool which may be distributed under the Incentive Compensation Plan equals 10% of the net operating income of the Company, unless the Compensation Committee authorizes a different amount.

To determine the amount of the cash bonus payable to our NEOs for 2015, Company goals, which are defined each year, are first measured by comparing our performance against defined goals for each of the five performance measures. For 2015, the performance measures and goals were as follows:

Performance Measure (1)	Weight (%)	Threshold	Target	Maximum	Actual Results	Points	Weighted Points
Net Loan Growth	25.0	10.00%	12.36%	14.01%	15.10%	5	5
Deposit Growth	12.5	6.01%	8.43%	10.00%	9.55%	4	2
Cost of Funds	12.5	0.83%	0.78%	0.75%	0.75%	4	2
Net Operating Income	25.0	$32,001	$34,711	$36,000	$37,041	5	5
Efficiency Ratio	25.0	66.99%	63.78%	63.00%	64.05%	4	4

(1)	Each Performance Measure is calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) or from amounts presented in accordance with GAAP. Net Operating Income is referred to as Income before Income Taxes in the Company’s Form 10-K filed on March 11, 2016 with the Securities and Exchange Commission.

The Incentive Compensation Plan weights the relative importance of each of the performance measures and assigns a number of points (from “1” to “5”) to represent the level of achievement of each performance measure. The Plan may result in five points if the maximum goal is achieved and no points if the threshold goal is not achieved. Achievement between threshold and maximum will result in one to four points for each performance measure.

For 2015, based on actual results, the Compensation Committee assigned four points for Deposit Growth, five points for Net Loan Growth, four points for Cost of Funds, five points for Net Operating Income and four points for Efficiency Ratio. The points achieved were then adjusted based on the relative weight given to the performance measure and the weighted points were multiplied by “5” in order to determine the percentage achievement of the performance goals. Based on the above, the Company achieved 90% of the maximum performance measures. After determining the Company performance, the Compensation Committee uses a table to determine the amount of the bonus payable to a Named Executive Officer as follows:

Performance Scale (% of maximum performance)	Amount of Bonus for Richard J. Gavegnano	Amount of Bonus for Edward J. Merritt, Mark L. Abbate, John Migliozzi and Frank P. Romano
20	12%	10%
40	16% – 20%	12% – 16%
60	20% – 28%	16% – 20%
80	28% – 38%	20% – 30%
100	38% – 50%	30% – 40%

In 2015, the Company achieved 90% of maximum performance. As a result, Mr. Gavegnano was eligible to receive a bonus between 28% to 38% of his base salary, and the other NEOs were eligible to receive a bonus between 20% to 30% of their base salary. As described above, all bonuses are subject to the discretion of the Compensation Committee. The Compensation Committee considers the executive’s individual performance in determining the amount of his or her award.

The Compensation Committee awarded bonuses to Mr. Gavegnano, Mr. Merritt, Mr. Abbate, Mr. Migliozzi and Mr. Romano in the amounts of $256,500, $97,091, $75,750, $79,350 and $72,750 respectively, with such bonuses paid in the first quarter of 2016.

Long-Term Compensation.

In March 2015, all of the NEOs, except Mr. Gavegnano, received a modest grant of equity awards from the 2008 EIP. The equity awards were intended to recognize the strong performance of the NEOs, the contributions of the NEOs to the Company and to drive retention. The Compensation Committee determined not to make a grant to the President and Chief Executive Officer in anticipation that a grant of equity awards would be made to him after the 2015 EIP was approved by stockholders.

As part of our second step conversion to full public status, and following stockholder approval of the 2015 EIP in September, the Compensation Committee established a long-term incentive compensation program to deliver equity based compensation to our employees and executives going forward. Our goal is for the 2015 EIP to reward outstanding performance with stock based compensation that provides a continuing stake in our success and aligns our interests with those of our stockholders.

In preparing for the grants, the Compensation Committee sought feedback on regulatory and competitive practices from outside counsel and their independent compensation consultant who are experienced in this unique transaction. The Committee’s independent consultant, Meridian Compensation Partners, LLC, a compensation consulting firm that specializes in conversion bank practices provided a summary of equity grant practices of banks that went through a second-step public offering after 2009 to provide a reference for the Committee. (Due to the nature of the conversion process, most companies wait one year from the public offering to seek stockholder approval of an equity plan. As a result, it is necessary to look at banks in prior years for this information.)

The November 2015 grant, the first grant under the 2015 EIP which was adopted in connection with the Company’s second step stock conversion in 2014, was designed to be similar to the first equity grant made following the Company’s initial minority stock offering, in that it was a bank-wide grant. The Company’s management and Board of Directors strongly believes that providing equity broadly enhances engagement of our employees and focuses everyone on common business objectives.

The Compensation Committee considered a number of factors when approving the grants. Factors included:

●	Office of the Comptroller of Currency (OCC) regulatory guidelines

●	Awards made at other second step conversion banks

●	Historical grant process following the minority stock offering in 2008, including our desire to recognize everyone’s role in contributing to the Company’s success

●	Individual role and contribution to the Company’s success over the last several years and expected contribution going forward (i.e. retention goal)

The Compensation Committee approved awards in consideration of the factors above to be made as follows:

●	Non officer employees received restricted stock awards based on their role and performance

●	The officers (including NEOs) and the Board of Directors received a mix of stock options and restricted stock

Grants were made to employees and Directors, including the NEOs, from the 2015 Equity Incentive Plan on November 2, 2015. The NEOs’ awards are detailed below in the section entitled Grants of Plan-based Awards. The Compensation Committee made the same level of equity awards to all of the NEOs, except the President and Chief Executive Officer, who received a larger award in recognition of his special contribution to the Company. All grants are within or less than the statutory limits, and customary among second step conversion banks which have pursued stock conversions. The grants are summarized in the Grants of Plan Based Awards Table and the Summary Compensation Table.

Retirement Benefits. All of our NEOs participate in our 401(k) plan and ESOP. (See “Employee Stock Ownership Plan” following the “Summary Compensation Table” for more details on this retirement plan.) In addition to the tax-qualified plans, the Company maintains non-qualified supplemental executive retirement agreements with Messrs. Gavegnano and Merritt (See “Pension Benefits—Supplemental Executive Retirement Agreement” and “Non-qualified Deferred Compensation” following the “Summary Compensation Table” for more details on these non-qualified plans.)

Executive Agreements. An important consideration in our ability to attract and retain key executives is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe it is in the best interest of the Company and its stockholders to provide our key executives with reasonable financial arrangements in the event of termination of employment. Therefore, we maintain an employment agreement with Mr. Gavegnano and change in control agreements with our other NEOs.

The use of employment and change in control agreements is common among our competitors and therefore influences our use of such arrangements to retain our current management team. The Compensation Committee periodically reviews the terms of the employment and change in control agreements. For additional information regarding the executive agreements, see the section headed “Employment-Related Arrangements and Potential Payments Upon Termination of Change in Control” following the “Summary Compensation Table.”

Perquisites. We provide our NEOs with reasonable perquisites to further their ability to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers. The perquisites are reviewed periodically and adjusted as necessary.

Process and Roles

The Compensation Committee accesses information and advice from a number of perspectives. This section summarizes the role of our Compensation Committee, management and the independent Compensation Consultant.

Role of the Compensation Committee. The Compensation Committee of the Board of Directors of the Company develops our executive compensation program and monitors the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of Ms. DiMaria, Ms. Censullo and Mr. Gambardella, all independent directors, are responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee evaluates the performance of our Chief Executive Officer and other executive officers and approves all compensation decisions relating to our executive officers. The Chief Executive Officer does not participate in discussions related to his compensation or the Committee’s review of any documents specifically related to his compensation. The Committee meets in executive session without the presence of management as desired. The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities. The Charter can be found on our website.

Role of Management. Although the Compensation Committee makes independent determination on all matters related to compensation of the NEOs including the Chief Executive Officer, certain members of management are requested to attend meetings and/or provide input to the Compensation Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, Human Resources Department or others to ensure the Compensation Committee has the information and perspective to carry out its duties.

Our Chief Executive Officer provides input and recommendations on pay decisions related to the other NEOs and other executive officers to the Compensation Committee, but does not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation.

Role of Consultant. The Compensation Committee has the authority to retain a compensation consultant to advise on executive compensation matters. The Compensation Committee also has access to outside legal counsel and other experts as needed. These advisors serve at the request of the Compensation Committee, which has the power and authority to retain such experts and approve fees and retention terms.

During 2015, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to serve as independent compensation consultant and to provide data and perspective related to the 2015 EIP and the allocations. Meridian conducted research on equity practices of other second step conversion banks and provide perspective on regulatory guidelines and market trends. Meridian reported directly to the Compensation Committee. In retaining Meridian, the Compensation Committee reviewed their independence relative to the standards adopted by the Securities and Exchange Commission and NASDAQ regarding compensation advisor independence and conflicts of interest. The Compensation Committee concluded Meridian was independent and did not have any conflicts of interest. The Compensation Committee will continue to monitor compliance with these requirements on an ongoing basis.

Policies and Practices

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Stock Compensation Grant and Award Practices. As a public company, we expect that our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation. The 2008 EIP and the 2015 EIP expressly prohibits repricing of stock options without stockholder approval.

Risk Assessment. The Compensation Committee believes that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Meridian Bancorp, Inc. and East Boston Savings Bank. In addition, the Compensation Committee believes that the mix and design of the elements of our executive compensation does not encourage management to assume excessive risks. In its review, the Compensation Committee concluded that significant weighting towards long-term incentive compensation discourages short-term risk taking and that the significant number of shares of stock of Meridian Bancorp, Inc. owned by the NEOs discourages excessive risk taking.

Compensation Decisions for the Named Executive Officers in 2016

For the 2016 year, the Compensation Committee reviewed base salaries for the NEOs based on a review of market data and in consideration of each executive’s role, contributions and performance. Mr. Gavegnano, Mr. Merritt, Mr. Abbate, Mr. Migliozzi and Mr. Romano to $708,750, $250,000, $259,622, $272,116 and $249,338, respectively.

Increases for the NEOs averaged 3% in line with the Company’s merit budget. Mr. Gavegnano’s increase was 5%. The Compensation Committee considered many factors including his service as Chairman, President and Chief Executive Officer, exceptional strategic leadership, significant achievements relating to the conversion, growth and quality of the commercial loan portfolio, and strategic growth of the Bank’s market footprint by finding and evaluating new markets. The Committee also placed importance on Mr. Gavegnano’s role as Investor Relations Officer and the value of Mr. Gavegnano’s decades-long affiliation with the Bank and the perspective that brings to his executive insights and decision-making. In all, the Committee concluded that a 5% merit increase to salary was appropriate, mindful that Mr. Gavegnano’s Incentive Compensation Plan cash bonus is comparably below median.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of

Directors of Meridian Bancorp, Inc.

Domenic A. Gambardella, Chair

Marilyn A. Censullo

Anna R. DiMaria

Summary Compensation Table

The following table sets forth information concerning compensation received for the years ended December 31, 2015, 2014 and 2013, respectively by the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Richard J. Gavegnano,	2015	$675,000	$256,500	$2,130,000	$1,443,750	$1,241,692	$47,592	$5,794,534
Chairman of the Board, President and	2014	$600,000	$210,000	$—	$—	$866,253	$47,582	$1,723,835
Chief Executive Officer	2013	$540,000	$189,000	$63,980	$43,800	$859,285	$38,647	$1,734,712

Edward J. Merritt,	2015	$323,636	$97,091	$196,520	$125,249	$—	$80,718	$823,214
Executive Vice President,	2014	$314,394	$66,022	$—	$—	$—	$81,610	$462,026
Business Development and Community	2013	$305,622	$64,181	$18,280	$5,840	$—	$74,748	$468,671
Reinvestment

Mark L. Abbate,	2015	$252,500	$75,750	$196,520	$125,249	$—	$34,635	$684,654
Executive Vice President,	2014	$225,392	$45,078	$—	$—	$—	$31,122	$301,592
Treasurer and Chief Financial Officer	2013	$217,917	$43,584	$18,280	$5,840	$—	$25,292	$310,913

John Migliozzi,	2015	$264,500	$79,350	$196,520	$125,249	$—	$30,980	$696,599
Executive Vice President,	2014	$242,779	$48,556	$—	$—	$—	$30,477	$321,812
Real Estate Lending	2013	$235,046	$58,762	$18,280	$5,840	$—	$24,313	$342,241

Frank P. Romano,	2015	$242,500	$72,750	$196,520	$125,249	$—	$32,567	$669,586
Executive Vice President,	2014	$220,695	$44,139	$—	$—	$—	$31,733	$296,567
Corporate Banking	2013	$213,666	$53,516	$18,280	$5,840	$—	$24,044	$315,346

(1)	The amounts shown reflect the grant date fair value of restricted stock awards or stock options, as applicable, computed in accordance with FASB ASC Topic 718. Refer to the Company’s Form 10-K filed on March 11, 2016 with the Securities and Exchange Commission for the assumptions relating to these awards.
(2)	Represents the actuarial change in pension value in the executive’s account from December 31 of the prior year to December 31 of the reported year under a Supplemental Executive Retirement Agreement.
(3)	For 2015, employer contributions under the company match and safe harbor provisions of the 401(k) Plan were $15,392, $15,900, $15,900, $15,900 and $14,025 for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano, respectively. The amount of premiums paid for long term care and disability insurances were $6,580 for Mr. Gavegnano. For 2015, employer contributions under the ESOP were $13,173 for each of Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano, respectively. For 2015, imputed income from life insurance provided by the bank was $12,447, $1,645, $5,562, $1,907 and $5,369 for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano, respectively. For Mr. Merritt, we contributed $50,000 under his Supplemental Executive Retirement Agreement.

Employment Agreements

East Boston Savings Bank has entered into an employment agreement with Richard J. Gavegnano, its President and Chief Executive Officer.

The employment agreement provides for a two-year term that extends on a daily basis, unless written notice of non-renewal is given by the Board of Directors of East Boston Savings Bank or by the executive. The current base salary under the employment agreement for Mr. Gavegnano is $708,750. In addition to a base salary, the employment agreement provides for, among other things, participation in our annual incentive plan and certain employee benefits plans. The employment agreement provides for termination by East Boston Savings Bank for cause, as defined in the agreement, at any time. If East Boston Savings Bank terminates the executive’s employment for reasons other than for cause, or if the executive resigns from East Boston Savings Bank for good reason (as defined in the employment agreement), then the executive would receive a lump sum severance payment equal to the sum of (i) two times current annual base salary, and (ii) the value of 24 months of health insurance premiums. In that case, assuming a December 31, 2015 termination, Mr. Gavegnano would receive a severance benefit equal to $1,435,270. Upon termination of the executive for reasons other than a change in control (see below), the executive must adhere to a two year non-competition restriction.

Under the employment agreement, if voluntary or involuntary termination follows a change in control of East Boston Savings Bank or Meridian Bancorp, the executive would receive a severance payment equal to 2.99 times the executive’s “base amount,” less any other “parachute payments,” as those terms are defined under Section 280G of the Internal Revenue Code. In the event the executive terminates employment in connection with a change in control, the maximum severance payment Mr. Gavegnano would receive (based on taxable compensation earned) would be equal to $1,653,470, assuming a December 31, 2015 termination. Generally, an executive’s “base amount” equals the average of the taxable compensation paid during the preceding five taxable years. In the event severance payments to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payment will be cut back by the minimum dollar amount necessary to avoid this result.

Change in Control Agreements

East Boston Savings Bank has entered into substantially similar change in control agreements with Mark L. Abbate, its Executive Vice President, Treasurer and Chief Financial Officer, Edward J. Merritt, its Executive Vice President for Business Development and Community Reinvestment, John Migliozzi, its Executive Vice President, Real Estate Lending and with Frank P. Romano, its Executive Vice President, Corporate Banking. The change in control agreements provide that upon an involuntary termination, other than for cause, or voluntary termination for good reason (as defined in the agreement) following a change in control of Meridian Bancorp or East Boston Savings Bank, the executives would be entitled to a cash severance payment equal to two times their base salary and the highest level of cash bonus earned in any one of the three calendar years preceding the year of termination. In addition, the executives would be entitled to receive non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to their termination of employment for 24 months following their termination of employment. In the event severance payments to the executives include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payment will be cutback by the minimum dollar amount necessary to avoid this result. In the event of a termination of employment in connection with a change in control, the maximum severance payment Mr. Abbate, Mr. Merritt, Mr. Migliozzi and Mr. Romano would receive (based on taxable compensation earned) equals $633,770, $823,157, $694,328 and $630,446, respectively, assuming a December 31, 2015 termination of employment.

Benefit Plans

Employee Stock Ownership Plan. East Boston Savings Bank maintains an employee stock ownership plan for eligible employees of East Boston Savings Bank. Eligible employees who have attained age 18 and completed three months of service during a continuous 12-month period are eligible to participate in the employee stock ownership plan (“ESOP”) as of the first entry date following completion of the plan’s eligibility requirements. The employee stock ownership plan received a favorable determination letter from the Internal Revenue Service as recently as January 15, 2015.

In 2008, the ESOP borrowed funds from Meridian Interstate Funding Corp. pursuant to a loan in order to purchase 828,000 shares of common stock in connection with Meridian Interstate Bancorp, Inc.’s initial public offering (the “2008 Loan”). In connection with the second-step conversion on July 28, 2014, the ESOP borrowed additional funds and purchased an additional 1,625,000 shares of Meridian Bancorp representing 5% of the shares issued in Meridian Bancorp’s second-step offering with proceeds from Meridian Bancorp’s loan to the ESOP. The new loan amount equaled the aggregate purchase price of the common stock plus the outstanding balance of the 2008 Loan. This loan will be repaid principally through East Boston Savings Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over the 25-year term of the loan. The interest rate for the ESOP loan is 3.25%.

Shares purchased by the ESOP are held in a suspense account, and shares will be allocated to the participants’ accounts as the loan is repaid on a pro-rata basis. Shares released from the suspense account are allocated among participants’ accounts on the basis of each participant’s proportional share of compensation relative to all participants’ compensation.

Participants vest 100% in the benefits allocated under the ESOP upon completing three years of service with East Boston Savings Bank or its affiliates. A participant will become fully vested at retirement, upon death or disability, upon a change in control or upon termination of the ESOP. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

Plan participants are entitled to direct the ESOP trustee on how to vote common stock allocated to their accounts. The trustee will vote allocated shares held in the ESOP as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given.

Under applicable accounting requirements, Meridian Bancorp will record a compensation expense each year in an amount equal to the average fair market value of the ESOP shares when committed to be released from the suspense account to participants’ accounts.

Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2015.

In 2015 the Compensation Committee of the Board of Directors engaged Meridian Compensation Partners, LLC (not affiliated with Meridian Bancorp except through this contractual engagement) to assist in developing its allocation strategy for its second step conversion equity plan, including statutorily compliant awards for the Named Executive Officers, including Chairman, President and Chief Executive Officer Richard J. Gavegnano. Meridian’s work was used by the Committee in establishing an award of restricted stock and stock options to Mr. Gavegnano that was part of a bank-wide equity grant under the 2015 Equity Incentive Plan (EIP). This grant, the first since Meridian Bancorp, Inc.’s second step stock conversion in 2014, was similar to the first equity grant made following the Company’s first step offering from the mutual holding company structure, in that it was a bank-wide grant of a significant portion of the restricted shares and stock options available under the Plan. Mr. Gavegnano’s grant was within, and less than, statutory limits, and to an extent customary among mutual holding companies which have pursued stock conversions. The grant is shown in a table below.

Below are the details of awards granted to the Named Executive Officers during 2015.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
Richard J. Gavegnano	November 2, 2015	150,000	(2)	375,000	(2)	$14.20	$3,573,750
Edward J. Merritt	March 26, 2015	2,000	(1)	3,000	(1)	$13.06	$35,630
	November 2, 2015	12,000	(2)	30,062	(2)	$14.20	$286,139
Mark L. Abbate	March 26, 2015	2,000	(1)	3,000	(1)	$13.06	$35,630
	November 2, 2015	12,000	(2)	30,062	(2)	$14.20	$286,139
John Migliozzi	March 26, 2015	2,000	(1)	3,000	(1)	$13.06	$35,630
	November 2, 2015	12,000	(2)	30,062	(2)	$14.20	$286,139
Frank P. Romano	March 26, 2015	2,000	(1)	3,000	(1)	$13.06	$35,630
	November 2, 2015	12,000	(2)	30,062	(2)	$14.20	$286,139

(1)	Awards vest at a rate of 20% per year, commencing on March 26, 2016.
(2)	Awards vest at a rate of 20% per year, commencing on November 2, 2016.
(3)	Amounts reflect the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised stock options and stock awards that have not vested as of December 31, 2015 for each Named Executive Officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
Richard J. Gavegnano	428,470	—		$3.88	10/13/2018	—		$—
	183,630	—		$3.67	10/27/2019	—		$—
	7,346	11,017	(1)	$7.47	04/23/2023	5,142	(1)	$72,502
	—	375,000	(2)	$14.20	11/02/2025	150,000	(2)	$2,115,000
Edward J. Merritt	12,242	—		$3.79	01/26/2020	—		$—
	979	1,469	(1)	$7.47	04/23/2023	1,468	(1)	$20,699
	—	3,000	(3)	$13.06	03/26/2025	2,000	(3)	$28,200
	—	30,062	(2)	$14.20	11/02/2025	12,000	(2)	$169,200
Mark L. Abbate	27,847	—		$3.79	01/26/2020	—		$—
	979	1,469	(1)	$7.47	04/23/2023	1,468	(1)	$20,699
	—	3,000	(3)	$13.06	03/26/2025	2,000	(3)	$28,200
	—	30,062	(2)	$14.20	11/02/2025	12,000	(2)	$169,200
John Migliozzi	24,484	—		$3.88	10/13/2018	—		$—
	12,242	—		$3.67	10/27/2019	—		$—
	9,793	2,449	(4)	$5.47	05/11/2021	1,468	(4)	$20,699
	979	1,469	(1)	$7.47	04/23/2023	1,468	(1)	$20,699
	—	3,000	(3)	$13.06	03/26/2025	2,000	(3)	$28,200
	—	30,062	(2)	$14.20	11/02/2025	12,000	(2)	$169,200
Frank P. Romano	19,587	4,897	(5)	$5.61	07/08/2021	2,448	(5)	$34,517
	979	1,469	(1)	$7.47	04/23/2023	1,468	(1)	$20,699
	—	3,000	(3)	$13.06	03/26/2025	2,000	(3)	$28,200
	—	30,062	(2)	$14.20	11/02/2025	12,000	(2)	$169,200

(1)	Awards vest at a rate of 20% per year with the remaining awards vesting on April 23, 2016, 2017 and 2018.
(2)	Awards vest at a rate of 20% per year with the remaining awards vesting on November 2, 2016, 2017, 2018, 2019 and 2020.
(3)	Awards vest at a rate of 20% per year with the remaining awards vesting on March 26, 2016, 2017, 2018, 2019 and 2020.
(4)	Awards vest at a rate of 20% per year with the remaining awards vesting on May 11, 2016.
(5)	Awards vest at a rate of 20% per year with the remaining awards vesting on July 8, 2016.
(6)	Based on the $14.10 per share trading price of our common stock on December 31, 2015.

Option Exercises and Stock Vested

The following table sets forth information regarding the value realized by our Named Executive Officers on option award exercise and stock awards vested during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Gavegnano	—	$—	1,714	$22,436
Edward J. Merritt	—	$—	1,714	$20,319
Mark L. Abbate	15,000	$163,500	3,428	$39,790
John Migliozzi	—	$—	1,960	$25,304
Frank P. Romano	—	$—	2,939	$38,643

Equity Award Plans

Under the 2015 Equity Incentive Plan, the maximum number of shares of Company common stock that may be available for awards of stock options (both incentive and non-qualified) is 3,250,000, and 1,300,000 for awards of restricted stock, restricted stock units and performance awards. To the extent any shares of stock covered by an award (including restricted stock awards, restricted stock units and performance awards) under the 2015 Equity Incentive Plan are not delivered to a participant or beneficiary because the award is forfeited or canceled or because a stock option is not exercised, then such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the plan. Most of the available awards under the 2008 Equity Incentive Plan have been granted, and, as of December 31, 2015, 3,097 shares of Company common stock remain available to be granted as restricted stock awards and 6,909 shares of Company common stock remain available to be granted as stock options and stock appreciation rights.

Under each plan, upon a participant’s termination of service for reasons of death or disability, or in the event of a change in control, the participant would become fully vested in all equity awards under the plan.

As of December 31, 2015, upon death or disability, Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano would be entitled to the acceleration of their unvested restricted stock awards in the amount of $2.2 million, $218,000, $218,000, $239,000 and $253,000, respectively.

Pension Benefits

Supplemental Executive Retirement Agreement. East Boston Savings Bank has entered into a supplemental executive retirement agreement with Mr. Gavegnano.

The following table provides information with respect to Mr. Gavegnano’s supplemental executive retirement benefits that are not defined contribution plans and that provide for payments or benefits in connection with his retirement as of December 31, 2015.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Richard J. Gavegnano	Supplemental Executive Retirement Agreement	9.5	$5,134,061	—

Under Mr. Gavegnano’s agreement, if the executive terminates employment for any reason other than for cause, he will receive an annual benefit (paid monthly) equal to 70% of his final average compensation. For purposes of the agreement, final average compensation equals the three years’ base salary that results in the highest average. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity, or the actuarial equivalent of this benefit as a single lump sum distribution. Mr. Gavegnano elected a lump sum payment in compliance with Internal Revenue Code Section 409A. Mr. Gavegnano became 100% vested in the annual benefit after the completion of eight years of service.

Upon death, Mr. Gavegnano’s beneficiary is entitled to the annual benefit, which will be calculated as if Mr. Gavegnano had retired the day before his death. In the event Mr. Gavegnano becomes disabled, he will be entitled to his annual benefit, which will be calculated as if he had terminated his employment on the date of his disability.

As of December 31, 2015, Mr. Gavegnano’s lump sum benefit under his agreement is $5.1 million upon his voluntary or involuntary termination, disability, death, or in the event of a change in control of Meridian Bancorp or East Boston Savings Bank followed by his termination of employment.

Non-qualified Deferred Compensation

The following table provides information for each nonqualified deferred compensation plan in which the Named Executive Officers participated in 2015.

Name	Plan Name	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in 2014 ($)	Aggregate Balance at Last Fiscal Year End ($) (2)
Edward J. Merritt	Supplemental Executive Retirement Agreement	$50,000	—	$1,016,921

(1)	Contributions included in the “Registrant Contributions in Last Fiscal Year” column are included as compensation for the Named Executive Officer in the Summary Compensation Table.
(2)	Amounts included in the “Aggregate Balance at Last Fiscal Year End” have been reported as compensation for the Named Executive Officer for the applicable years in which his summary compensation has been reported.

East Boston Savings Bank entered into a supplemental executive retirement agreement with Edward J. Merritt. Under the terms of the agreement, Mr. Merritt is entitled to the value of the accumulation account upon his termination of employment, death or disability. This accumulation account had a beginning balance of $716,921 and East Boston Savings Bank credited the accumulation account with an additional $50,000, as of each December 31st , and made a final contribution as of December 31, 2015. A final contribution was made on December 31, 2015 since East Boston Savings Bank and Mr. Merritt agreed to freeze the accumulation of this benefit, by amendment, as of such date. Upon a termination of employment, death or disability, the accumulation account shall be paid in installments to Mr. Merritt or his beneficiary, as applicable. As of December 31, 2015, Mr. Merritt would have received installment payments worth a total of $1,016,921 if his employment had terminated due to death, disability or if the executive voluntarily resigned. In the event his employment is terminated by East Boston Savings Bank without cause or by the executive for good reason within one year of a change in control (as defined in the agreement), an amount equal to $1,016,921 shall be paid to Mr. Merritt, in a single lump sum.

Director Compensation

The following table provides the compensation we paid to our directors for the year ended December 31, 2015, other than Messrs. Gavegnano and Merritt. Messrs. Gavegnano and Merritt do not receive separate compensation for their service as a director, and information with respect to the compensation paid to Messrs. Gavegnano and Merritt is included above in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred ($) (12)	All Other Compensation ($) (13)	Total ($)
Vincent D. Basile (2)	$83,600	$196,520	$126,595	$58,100	$4,499	$469,314
Marilyn A. Censullo (3)	51,950	196,520	126,595	—	—	375,065
Anna R. DiMaria (4)	25,150	196,520	126,595	—	—	348,265
Richard F. Fernandez (5)	65,600	196,520	126,595	—	—	388,715
Domenic A. Gambardella (6)	71,750	196,520	126,595	49,100	3,908	447,873
Thomas J. Gunning (7)	15,000	196,520	126,595	—	—	338,115
Carl A. LaGreca (8)	42,200	196,520	126,595	—	—	365,315
Edward L. Lynch (9)	29,400	196,520	126,595	4,800	3,417	360,732
Gregory F. Natalucci (10)	47,500	196,520	126,595	54,800	3,608	429,023
James G. Sartori (11)	63,650	196,520	126,595	—	4,217	390,982

(1)	The amounts shown reflect the grant date fair value of restricted stock awards or stock options, as applicable, computed in accordance with FASB ASC Topic 718. Refer to the Company’s Form 10-K filed on March 11, 2016 with the Securities and Exchange Commission for the assumptions relating to these awards. Each director received 2,000 shares of restricted stock and 3,500 stock options on March 26, 2015 and 12,000 shares of restricted stock and 30,000 stock options on November 2, 2015. All awards vest at a rate of 20% per year, commencing on March 26, 2016 and November 2, 2016, respectively.
(2)	Mr. Basile retired from the Board of Directors effective December 31, 2015. At December 31, 2015, Mr. Basile had 34,278 vested stock options, 37,173 unvested stock options and 17,672 unvested shares of restricted stock.
(3)	Ms. Censullo had 48,037 vested stock options, 35,703 unvested stock options and 16,203 unvested shares of restricted stock.
(4)	Ms. DiMaria had 49,947 vested stock options, 34,969 unvested stock options and 15,469 unvested shares of restricted stock.
(5)	Mr. Fernandez had 51,416 vested stock options, 37,173 unvested stock options and 17,672 unvested shares of restricted stock.
(6)	Mr. Gambardella had 85,642 vested stock options, 37,173 unvested stock options and 17,672 unvested shares of restricted stock.
(7)	Mr. Gunning had 5,875 vested stock options, 34,969 unvested stock options and 15,469 unvested shares of restricted stock.
(8)	Mr. LaGreca had 35,703 unvested stock options and 16,203 unvested shares of restricted stock.
(9)	Mr. Lynch had 42,602 vested stock options, 34,969 unvested stock options and 15,469 unvested shares of restricted stock.
(10)	Mr. Natalucci had 50,437 vested stock options, 35,703 unvested stock options and 16,203 unvested shares of restricted stock.
(11)	Mr. Sartori had 88,142 vested stock options, 37,173 unvested stock options and 17,672 unvested shares of restricted stock.
(12)	Represents the actuarial change in pension value in the directors’ accounts from January 1, 2015 to December 31, 2015 under each director’s Supplemental Retirement Agreement. However, for the year ended December 31, 2015, Mr. Sartori had a decrease in pension value of $44,100. Applicable Securities and Exchange Commission regulations require that we not reflect a negative value in the summary compensation table.
(13)	Represents premiums paid for long-term care insurance and life insurance, respectively, as follows: $3,485 and $1,014 for Mr. Basile; $3,430 and $478 for Mr. Gambardella; $2,514 and $903 for Mr. Lynch; $3,134 and $474 for Mr. Natalucci; and $3,527 and $690 for Mr. Sartori.

Supplemental Retirement Agreements. East Boston Savings Bank has entered into supplemental retirement agreements with each of Messrs. Gambardella, Lynch, Natalucci and Sartori. Under the agreements, if the director terminates service for any reason, the director will receive an annual benefit equal to 50% of his final average compensation. For purposes of the agreements, a director’s final average compensation equals the average of the director’s annual fees from East Boston Savings Bank and Meridian Bancorp, Inc. for the three years during which the director’s annual fees were the highest. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity, or the actuarial equivalent of this benefit as a lump sum distribution. All of the directors elected a lump sum payment in compliance with Internal Revenue Code Section 409A.

Notwithstanding the foregoing, the director’s annual benefit will be reduced by 2.5% for each year that he terminates service prior to reaching age 72. Upon death, the director is entitled to the annual benefit, which will be calculated as if the director had retired the day before his death. In the event the director becomes disabled, the director will be entitled to the annual benefit, calculated as if the director had retired at age 72 with 120 months of service.

Meeting Fees for Non-Employee Directors. The following table sets forth the applicable fees that will be paid to our non-employee directors for their service on the boards of directors of Meridian Bancorp and East Boston Savings Bank during 2016. The meeting fee for East Boston Savings Bank is paid only to the two independent directors of the Bank who are not directors of the Company.

Meridian Bancorp
Board meeting fee	$1,000
Meeting fee for Audit Committee member	$2,200
Meeting fee for Audit Committee Chairman	$2,800
Meeting fee for Audit Committee Clerk	$2,500

East Boston Savings Bank
Monthly fee for Executive Committee members	$3,800
Meeting fee for independent non-holding company members	$1,000

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the President and Chief Executive Officer. The Compensation Committee consists of Directors Gambardella, who serves as Chairman, Censullo and DiMaria. None of these individuals was an officer or employee of the Company during the year ended December 31, 2015, or is a former officer of the Company. For the year ended December 31, 2015, none of the members of the Compensation Committee had any relationship requiring disclosure under “Transactions with Certain Related Persons.”

During the year ended December 31, 2015, (i) no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; and (iii) no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that Director Vincent D. Basile filed one late form 4 to report the sale of 5,000 shares of common stock, and that each of its other executive officers and directors has complied with applicable reporting requirements for transactions in Meridian Bancorp common stock during the year ended December 31, 2015.

Transactions with Certain Related Persons

The aggregate amount of loans by East Boston Savings Bank to executive officers and directors, and their affiliates of East Boston Savings Bank and the Company, was $1.3 million at December 31, 2015. The outstanding loans made to the Company’s and East Boston Savings Bank’s directors and executive officers, and their affiliates, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to East Boston Savings Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Pursuant to Meridian Bancorp’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of Meridian Bancorp’s transactions with directors and executive officers of Meridian Bancorp and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Meridian Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of Meridian Bancorp must disclose any existing or emerging conflicts of interest to the

Chairman of the Board and Chief Executive Officer of Meridian Bancorp. Such potential conflicts of interest include, but are not limited to, the following: Meridian Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Meridian Bancorp.

Nominating/Corporate Governance Committee Procedures

General

It is the policy of the Nominating/Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating/Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating/Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating/Corporate Governance Committee’s resources, the Nominating/Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Diversity Considerations

In identifying candidates for Director, the Nominating/Corporate Governance Committee and the Board of Directors takes into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition, (3) the independence of outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors and (4) all other factors it considers appropriate. The Company does not have a written policy for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating/Corporate Governance Committee, a stockholder should submit the following information in writing to the main office of the Company, addressed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, 67 Prospect Street, Peabody, Massachusetts 01960:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the stockholder making the recommendation, the name and address of such stockholder as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating/Corporate Governance Committee by January 1 of the year in which the election is proposed.

Process for Identifying and Evaluating Nominees

The process that the Nominating/Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating/Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by East Boston Savings Bank. The Nominating/Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating/Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating/Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating/Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating/Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age restriction and a restriction on service with a financial institution. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating/ Corporate Governance Committee will then evaluate the following criteria in selecting nominees:

●	financial, regulatory and business experience;

●	familiarity with and participation in the local community;

●	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

●	dedication to the Company and its stockholders; and

●	independence.

The Committee will also consider any other factors the Nominating/Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 19, 2016. If next year’s annual meeting is held on a date more than 30 calendar days from May 18, 2017, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws generally provides that any stockholder desiring to make a proposal for new business at a meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 120 days nor more than 150 days in advance of the first anniversary of the date of the Company’s proxy statement for the previous year’s annual meeting. For the 2017 annual meeting of stockholders, the notice would have to be received between November 19, 2016 and December 19, 2016. If next year’s annual meeting is held on a date more than 30 calendar days from May 18, 2017, a stockholder’s notice must be received not later than the close of business on the 10th calendar day following the day on which notice of the date of the scheduled annual meeting is publicly disclosed. The stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Nothing in this proxy statement or our Bylaws shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to Meridian Bancorp, Inc., 67 Prospect Street, Peabody, Massachusetts 01960. Communications to the Board of Directors should be in the care of Edward J. Merritt, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Dominic A. Gambardella, the Chair of the Nominating/Corporate Governance Committee. It is in the discretion of the Nominating/Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company has retained Laurel Hill Advisory Group, LLC to assist the Company in soliciting proxies, and has agreed to pay Laurel Hill Advisory Group, LLC a fee of $6,500 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company at 67 Prospect Street, Peabody, Massachusetts 01960. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2015 as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the close of business on March 31, 2016 upon written request to the Company’s Corporate Secretary at the address listed above.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the 2015 Annual Report to Stockholders are each available on the internet at www.edocumentview.com/EBSB.

BY ORDER OF THE BOARD OF DIRECTORS

Edward J. Merritt
Corporate Secretary

Peabody, Massachusetts

April 18, 2016

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Anna R. DiMaria	☐	☐	02 - Richard F. Fernandez	☐	☐	03 - Domenic A. Gambardella	☐	☐
	04 - Thomas J. Gunning	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Meridian Bancorp, Inc. for the fiscal year ending December 31, 2016.	☐	☐	☐	3.	An advisory (non-binding) resolution to approve the Company’s executive compensation as described in the proxy statement.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement including the Notice of the Annual Meeting of Stockholders,

and the 2015 Annual Report to Stockholders are each available on the internet at

www.edocumentview.com/EBSB.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — MERIDIAN BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 18, 2016

11:00 A.M., LOCAL TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints the members of the official proxy committee of Meridian Bancorp, Inc. (the “Company”), or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 18, 2016 at 11:00 a.m., local time, at the Peabody, Massachusetts office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted for proposals 1, 2 and 3. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgement. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) mailers incident to the conduct of the meeting.

PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE